Exhibit 99.1
News Release

Worldwide Press Office: Tel: 312.997.8640
UAL Corporation Reports First Quarter 2009 Results
United Reduces Costs, Improves Reliability, Builds Cash in Difficult Economy
— $579 Million 1Q09 Net Loss ex. Non-Cash Hedge and Other Charges; $382 Million GAAP Loss —
— Consolidated 1Q09 PRASM Down 11.1% vs. 1Q08; at Top End of Guidance —
— Mainline Non-Fuel CASM ex. Charges Down 1.1%; GAAP CASM Down 13.1% —
— Improved Full Year 2009 Outlook for Non-Fuel Costs —
— Raised Nearly $500 Million in Liquidity; Closed Quarter with Solid $2.5 Billion Unrestricted Cash —
— Achieved #1 Rank In On-time Performance Among U.S. Network Carriers —
CHICAGO, April 21, 2009 — UAL Corporation (NASDAQ: UAUA), the holding company whose primary subsidiary is United Airlines, reported results for the first quarter ended March 31, 2009. The company:
•	Reported a first quarter net loss of $579 million or $4.00 per share excluding non-cash, net mark-to-market hedge gains and certain accounting charges outlined in note 6 of the attached statement of consolidated operations. The company reported a GAAP loss of $382 million or $2.64 per share, including these items.
•	Reported an 11.1% decline year-over-year in first quarter consolidated passenger unit revenue per available seat mile (PRASM), at the top end of the guidance range we provided in March.
•	Maintained its momentum on cost control, with mainline non-fuel unit cost per available seat mile (CASM) for the quarter, excluding certain accounting charges, down 1.1% year-over-year despite a reduction in mainline capacity of 13.1% year-over-year. Mainline CASM including fuel and excluding non-cash, net mark-to-market fuel hedge gains and certain accounting charges was down 11.2% year-over-year. GAAP mainline unit cost, including these items, was down 13.1%.
•	Reduced its full-year outlook for mainline non-fuel CASM, excluding profit sharing programs and certain accounting items, to an increase of only 1.0% to 2.0% year-over-year - a reduction of approximately $150 million from prior company guidance. The company also reduced its non-aircraft capital expenditure plan for 2009 by $100 million, from $450 million to $350 million.
•	Saved $729 million, or 38.7%, in consolidated fuel costs year-over-year, including the impact of settled hedge losses reported in fuel expense. On a cash basis, including collateral returns on all settled hedges, the company saved $982 million in fuel expense.
•	Raised nearly $500 million in new cash in the first quarter through various transactions, including aircraft and engine financings, airport facility relocations, equity issuances and asset sales.
•	Closed the quarter with a solid unrestricted cash balance of $2.5 billion, restricted cash of $255 million, and total cash of $2.7 billion. In addition, fuel hedge collateral was $570 million.
•	Achieved a No. 1 ranking in on-time performance among the five major U.S. network carriers for the quarter, with 80.5% of flights arriving within 14 minutes of scheduled arrival time. The company paid $265 in on-time incentive payments to each of more than 40,000 front-line employees during the quarter under its new on-time incentive program. The company’s first quarter on-time ranking improved from fourth place last year to first place this year.
•	Increased the performance of our key overall customer satisfaction measure by more than 10 percentage points, with improvements in satisfaction scores across the travel experience.
•	Received tentative approval from the DOT to form a trans-Atlantic joint venture with Continental Airlines, Lufthansa and Air Canada. Continental Airlines has also received tentative approval to join the anti-trust immunized alliance of United and eight other Star Alliance carriers.
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

News Release

“This leadership team is making the right decisions and United’s people are delivering solid results,” said Glenn Tilton, United chairman, president and CEO. “Across our company, from finance to customer service, our employees are focused on fundamental improvement, from raising liquidity, to improving our costs, to what matters most to our customers — delivering great service and on-time performance.”
Revenue Significantly Impacted by the Global Economic Recession
For the quarter, consolidated PRASM declined 11.1%, consolidated yield declined 9.2% and consolidated load factor declined 1.7 points year-over-year, as the decline in overall traffic, and in particular premium and business demand, impacted the company’s passenger revenues domestically and internationally. Growth in certain ancillary revenues, including bag fees and ticket change fees, improved consolidated PRASM by 2 percentage points year-over-year.

	1Q 2009	Passenger
	Passenger	Revenue %	PRASM %	ASM[1] %
	Revenue	Increase /	Increase /	Increase /
Geographic Area	(millions)	(Decrease)	(Decrease)	(Decrease)

Domestic	$1,620	(21.6%)	(10.1%)	(12.8%)

Pacific	540	(30.1%)	(16.3%)	(16.5%)
Atlantic	436	(20.6%)	(13.4%)	(8.3%)
Latin America	105	(33.0%)	(19.6%)	(16.7%)

International	$1,081	(26.9%)	(15.4%)	(13.6%)

Mainline	$2,701	(23.8%)	(12.3%)	(13.1%)

Regional Affiliates	659	(7.8%)	(12.4%)	5.2%

Consolidated	$3,360	(21.1%)	(11.1%)	(11.3%)

[1]	ASM: Available Seat Miles
Cargo revenue for the quarter decreased 43.1% year-over-year as a result of lower demand, softer yields, lower fuel surcharges and reduced international capacity. Cargo revenues have been affected by United’s exposure to trans-Pacific export markets, where industry cargo demand is down approximately 50% in Japan and approximately 25% in other Asian markets as a result of the global recession.
Strong Cost Performance Saves $1.1 Billion, Including Nearly $400 Million in Non-Fuel Expense
Total consolidated operating expense, including fuel, was down $1.1 billion for the quarter, excluding non-cash, net mark-to-market hedge gains and certain accounting charges, while consolidated operating expense, excluding fuel and certain accounting charges, was down $387 million or 11.8%, as the company continued its efforts to reduce costs as capacity declined. Total GAAP consolidated operating expense including these items was down $1.2 billion for the quarter.
Mainline CASM, excluding fuel and certain accounting charges, decreased 1.1% in the first quarter, despite a 13.1% decline in mainline capacity. Consolidated CASM, excluding fuel and certain accounting charges, decreased 0.5%, despite an 11.3% decline in consolidated capacity. GAAP mainline and consolidated CASM, including these items, were down 13.1% and 13.0% respectively, compared to the year ago quarter, reflecting the impact of lower fuel prices.
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

News Release

Significant Fuel Cost Savings Partially Offset by Hedging Losses
First quarter consolidated fuel expense, excluding hedge impacts, was down 52%, or $983 million year-over-year. During the quarter, the company incurred settled hedge losses of $242 million reported in fuel expense, resulting in net consolidated fuel expense savings of $729 million, excluding net non-cash mark-to-market hedge gains. The company also incurred settled hedge losses of $81 million on settled hedge contracts in non-operating expense. On a cash basis, including collateral returns on settled hedges in operating and non-operating expense, the company saved $982 million in total fuel expense. The total impact of settled losses on the company’s unrestricted cash balance was offset by the return of $395 million of cash collateral from fuel hedge counterparties during the quarter. The table below details hedge impacts for the quarter:

	Three Months Ending March 31, 2009
Fuel Hedge Impacts	(in millions)
		Included in
	Included in Fuel	Non-Operating
	Expense	Expense	Total
Non-Cash Net Mark-to-Market Gain	$191	$72	$263
Cash Net Loss on Settled Contracts	(242)	(81)	(323)

Total Recorded Net Loss	$(51)	$(9)	$(60)

Return of Hedge Collateral			$395
United Increases Unrestricted Cash Balance by Nearly $500 Million to a Solid $2.5 Billion
United closed several financing transactions during the first quarter. The company completed an aircraft sale-leaseback for $94 million and an engine financing transaction for $134 million. The company received $160 million from Chicago’s O’Hare airport associated with the relocation of its cargo facility, and $35 million from Los Angeles International Airport as part of an agreement to vacate certain facilities. The company also raised $62 million from equity issuances in the quarter. Altogether the company raised nearly $500 million, ending the quarter with approximately $1.7 billion in unencumbered assets.
The company ended the quarter with an unrestricted cash balance of $2.5 billion, a restricted cash balance of $255 million and total cash of $2.7 billion. The company also had $570 million in cash deposits held by its fuel hedge counterparties. During the first quarter, the company generated $426 million of positive operating cash flow and $347 million of positive free cash flow, defined as operating cash flow less capital expenditures. Both operating cash flow and free cash flow for the quarter include $395 million in returns of hedge collateral and $160 million associated with the Chicago O’Hare cargo facility relocation. The company had scheduled debt and net capital lease payments of $264 million during the quarter and non-aircraft capital expenditures of $79 million.
“We have continued to demonstrate success raising cash, with $500 million in new liquidity in the first quarter — and with $1.7 billion in unencumbered assets, we have the ability to do more,” said Kathryn Mikells, United senior vice president and chief financial officer. “We are dramatically reducing our costs, even as we make significant capacity reductions, saving over $1.1 billion in total expense this quarter compared to a year ago.”
United Achieves #1 On-Time Performance Ranking — Customer Satisfaction Improves
The company’s efforts to improve reliability and customer satisfaction are delivering results, with a first place on-time performance ranking among the five U.S. network carriers in the first quarter, and a more than 10 percentage point improvement on its key customer satisfaction measure. According to Department of Transportation statistics, 80.5% of United flights arrived within 14 minutes of their scheduled arrival time, representing a significant improvement from last year’s fourth place ranking.
Approximately 40,000 United front line employees earned $265 each this quarter, as United’s new Arrival: 14 cash incentive program paid cash awards in all three months. Employees have the opportunity to earn as much as $1,200 per year under the program, which pays $100 each month United ranks first in on-time Arrival: 14, and $65 each month United ranks second, or exceeds its internal Arrival: 14 goal.
Substantial improvements were also achieved across the travel experience, with double-digit increases year-over-year in customer satisfaction for aircraft cleanliness and seat and entertainment product workability and a nearly eight percentage point improvement in employee courtesy.
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

News Release

Business Highlights
•	United completed conversion of 40% of its international fleet to the new International Premium Travel Experience. Fully lie-flat first and business class seating, outstanding in-seat entertainment and an all-new dining experience are now available to customers flying to Europe, the Middle East, Latin America, Asia, and Australia.
•	United launched its first-ever nonstop service from Washington, D.C., to Moscow on its newly reconfigured B767 with fully lie-flat seats in first and business class.
•	United launched EasyPurchase, a worldwide service accepting major credit cards and debit cards for all in-flight purchases. As of April 20, all mainline flights worldwide accept credit cards, and all mainline domestic flights are cashless.
•	United announced it will offer in-flight internet service on its p.s. transcontinental service between New York and California starting in the second half of 2009.
2009 Outlook
Mainline capacity is expected to be down 9.0% to 10.0% year-over-year for the full year 2009. Despite these large capacity reductions, the company expects mainline CASM, excluding fuel, profit sharing programs and certain accounting charges, for the full year 2009 to be up only 1.0% to 2.0% year-over-year, a reduction of approximately $150 million from prior company guidance, as United continues its progress on cost control.
As a part of the company’s cash conservation efforts, the non-aircraft capital expenditure plan has been reduced by $100 million, from $450 million to $350 million for the full year 2009. The company expects scheduled debt and capital lease payments of $665 million for the remainder of 2009. Complete details on United’s outlook can be found in the Investor Update, available at united.com/ir.
Questions & Answers
Additional information can be found in the Q&A section of this release, beginning on page 8.
About United
United Airlines (NASDAQ: UAUA) operates over 3,100* flights a day on United and United Express to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United also is a founding member of Star Alliance, which provides connections for our customers to 912 destinations in 159 countries worldwide. United’s 48,500 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company’s Web site at united.com.

*	Based on United’s forward-looking flight schedule for April 1, 2009, to April 1, 2010
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

News Release

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this investor update are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our Amended Credit Facility and other financing arrangements; the cost and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to realize benefits from our resource optimization efforts and cost reduction initiatives; our ability to utilize our net operating losses; our ability to attract, motivate and/or retain key employees; our ability to attract and retain customers; demand for transportation in the markets in which we operate; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs associated with security measures and practices; labor costs; industry consolidation; competitive pressures on pricing and on demand; capacity decisions of United and/or our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements); our ability to maintain satisfactory labor relations; any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth under the caption “Risk Factors” in Item 1A. of the 2008 Annual Report, as well as other risks and uncertainties set forth from time to time in the reports we file with U.S. Securities and Exchange Commission (“SEC”). Consequently, forward- looking statements should not be regarded as representations or warranties by UAL or United that such matters will be realized.
# # #
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

UAL CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		%
	March 31,		Increase/
(In accordance with GAAP)	2009	2008	(Decrease)
		As Adjusted
		(Note 2)
Operating revenues:
Passenger — United Airlines	$2,701	$3,545	(23.8)
Passenger — Regional Affiliates	659	715	(7.8)
Cargo	124	218	(43.1)
Other operating revenues	207	233	(11.2)

	3,691	4,711	(21.7)

Operating expenses:
Salaries and related costs (Note 6)	921	1,046	(12.0)
Aircraft fuel (Notes 4 and 6)	799	1,575	(49.3)
Regional affiliates (a)	671	779	(13.9)
Purchased services	287	349	(17.8)
Depreciation and amortization (Note 6)	233	220	5.9
Aircraft maintenance materials and outside repairs	225	317	(29.0)
Landing fees and other rent	221	230	(3.9)
Distribution expenses	118	184	(35.9)
Aircraft rent	88	99	(11.1)
Cost of third party sales	53	64	(17.2)
Asset impairments and special items (Note 6)	119	—	—
Other operating expenses	238	289	(17.6)

	3,973	5,152	(22.9)

Loss from operations	(282)	(441)	(36.1)

Other income (expense):
Interest expense	(134)	(147)	(8.8)
Interest income	7	48	(85.4)
Interest capitalized	3	5	(40.0)
Miscellaneous, net (Note 6)	(6)	(19)	(68.4)

	(130)	(113)	15.0

Loss before income taxes and equity in earnings of affiliates	(412)	(554)	(25.6)
Income tax benefit (Note 6)	(29)	(3)	NM

Loss before equity in earnings of affiliates	(383)	(551)	(30.5)
Equity in earnings of affiliates, net of tax	1	2	(50.0)

Net loss	$(382)	$(549)	(30.4)

Loss per share, basic and diluted	$(2.64)	$(4.55)

Weighted average shares, basic and diluted	144.7	121.1
See accompanying notes.

(a)	Regional affiliates expense includes regional aircraft rent expense. See Note 3 for more information.

UAL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		%
	March 31,		Increase/
(In accordance with GAAP)	2009	2008	(Decrease)

Cash flows provided (used) by operating activities (a)	$426	$(80)	—

Cash flows provided (used) by investing activities:
Net sales of short-term investments	—	1,809	(100.0)
Additions to property, equipment and deferred software	(79)	(119)	(33.6)
Decrease in restricted cash	17	28	(39.3)
Proceeds from asset sale-leaseback	94	—	—
Proceeds from the sale of property and equipment	33	—	—
Other, net	—	7	(100.0)

	65	1,725	(96.2)

Cash flows provided (used) by financing activities:
Repayment of Credit Facility	(9)	(9)	—
Repayment of other debt	(229)	(182)	25.8
Special distribution to common shareholders	—	(251)	(100.0)
Principal payments under capital leases	(48)	(12)	300.0
Decrease in capital lease deposits	22	—	—
Proceeds from issuance of long-term debt	134	—	—
Proceeds from the issuance of common stock	63	—	—
Other, net	(6)	(12)	(50.0)

	(73)	(466)	(84.3)

Increase (decrease) in cash and cash equivalents during the period	418	1,179	(64.5)
Cash and cash equivalents at beginning of the period	2,039	1,259	62.0

Cash and cash equivalents at end of the period	$2,457	$2,438	0.8

Reconciliation of cash and cash equivalents to total cash and cash equivalents, short-term investments and restricted cash:

	As of		%
	March 31,		Increase/
	2009	2008	(Decrease)

Cash and cash equivalents	$2,457	$2,438	0.8
Short-term investments	—	486	(100.0)
Restricted cash (b)	255	728	(65.0)

Total cash and cash equivalents, short-term investments and restricted cash (b)	$2,712	$3,652	(25.7)

(a)	See Note 6[h] for the Company’s computation of free cash flow.

(b)	Restricted cash decreased significantly since March 31, 2008 due to the posting of letters of credit for workers’ compensation obligations and an amendment of the Company’s largest credit card processing agreement with respect to credit card ticket sales reserves.

Questions & Answers

Q1:	What drove United’s consolidated PRASM decline despite the large capacity actions the company has taken?

A1:	As with the rest of the airline industry, the decline in PRASM was driven by a precipitous decline in worldwide travel demand as a result of the global recession. Two factors had a distinct impact on United’s first quarter revenue.

First, network composition played a role in overall unit revenue decline. Conditions in individual markets had a disproportionate impact on United’s revenues, such as China and Australia, where unit revenues dropped 15% and more than 30%, respectively. The Japanese market has held up better than other Pacific markets, but only accounts for just over 30% of United’s Pacific operation. In the Atlantic, a challenging environment in London and secondary European cities was mitigated by stronger performance in Germany as capacity actions we’ve taken limited PRASM declines to the mid-single digits.

Second, while demand has declined across all market segments, premium and business demand has declined more significantly than leisure demand. The decrease in trips taken by business travelers, and the buy-down from premium class to economy class caused premium cabin traffic to decline 30% in the first quarter compared to last year. United participates proportionately more in these segments than others, both internationally and domestically.

These markets and business segments are the right markets for United in the long term and allow us to continue generating unit revenue premiums to the industry, but have a greater impact on us during the current downturn.

United’s new first and business class seating product reduces premium seat counts on our international fleet by over 20%, while delivering a superior customer experience. United has already deployed the new product on 40% of the fleet. All B767 aircraft will be complete by May 2009, B747 aircraft will be complete by October 2009, and work on B777 aircraft will begin in September 2009.

Q2:	How have United’s efforts to generate ancillary revenue performed year-over-year?

A2:	United has been a leader in the industry’s move toward unbundling and the generation of new ancillary revenue streams through our Travel Options by United program and has launched a number of innovative products that provide customers with the choice to purchase products and services that offer comfort, convenience, rewards and peace of mind. Ancillary revenue and fees have increased to a total of $259 million this quarter. These revenues consist of Travel Options products such as Economy Plus upsell, Premier Line and Award Accelerator, as well as ticket change fees and first and second bag fees. On a per passenger basis, ancillary revenues and fees have increased by about 60% this quarter to approximately $14 per passenger.

Q3:	Which fees and ancillary revenues does United include in passenger revenue and which are included in other revenue? What impact did fees and ancillary revenues have in the quarter?

A3:	There is not a consistent industry practice among airlines regarding the recording and classification of ancillary and other revenues. Some ancillary revenue products, such as premium seat upsell revenues, are consistently recorded by most airlines as passenger revenue. Certain other ancillary revenue products, such as first and second bag fees and ticketing and change fees, are classified by some other carriers in other revenue. For United, first and second bag fees and ticketing and change fees are recorded in passenger revenue. Increases in these fees resulted in a two percentage point improvement in consolidated PRASM year-over-year.

Q4:	Given the significant declines in consolidated PRASM in the first quarter, does the company plan to implement any additional capacity reductions?

A4:	Based upon current projections, the company is satisfied with the previously announced capacity actions that have been and will continue to be executed in the coming quarters. We are, however, monitoring the demand environment closely and have both the willingness and the flexibility to take additional actions if they are deemed necessary.

Q5:	How has the company been able to control its unit cost growth despite such large capacity reductions?

A5:	United is successfully creating a culture of cost control throughout the company, beginning with improvements in our core planning and project management processes. Our ability to reduce non-fuel cost in line with capacity is a direct result of these structural changes.

We are optimizing our maintenance programs and processes to reduce waste and save costs, including improved planning of maintenance cycles, more efficient utilization and more cost-effective purchase of spare parts, and improved inventory management. In addition, by eliminating our entire B737 fleet, we eliminated a significant amount of related overhead, spare parts inventories, tooling and labor cost.

We are committed to improving corporate staff, supervisory and front line productivity. As we have previously announced, we are reducing management and staff positions by 2,500, or almost 30%, by the end of 2009, about 2,000 of which have already been completed as we continue to streamline and focus the organization. Operationally, we are improving productivity while at the same time improving the quality of our product. We have improved our processes at the airports and in cabin cleaning not only to reduce expense, but also improve performance, which increases our reliability and improves the product for our customers. Our increased focus on reliability not only increases customer satisfaction, but also improves efficiency as we reduce the waste associated with delays and cancellations.

We are reducing our purchased services expense significantly by reevaluating all areas of spending, and searching for ways to improve the productivity of our vendors. We have reduced our information technology expense significantly by insourcing certain activities and maximizing vendor relationships on outsourced activities to improve the value of services provided while reducing costs. We are taking a similar approach with our catering vendors, aggressively negotiating with our suppliers not only to reduce costs, but improve the quality of our product offering.

We continue to drive down our distribution expense significantly, as we manage distribution channels to minimize cost and maximize revenue quality, with overall distribution costs as a percent of revenue falling by about 20% year-over-year in the first quarter.

To embed a cost focus into the culture, we introduced a new annual incentive plan in 2009 that creates a direct link between cost control and compensation for all layers of management. This has helped to increase the focus on cost in every aspect of our business.

Q6:	Can you provide additional commentary on line items in the income statement where there were significant year-over-year changes in non-fuel cost?

A6:	Total non-fuel operating expense declined by $387 million year-over-year in the first quarter, excluding certain accounting charges, or about 11.8%, as the company continued its efforts to reduce costs as capacity declined.

Salaries decreased $82 million as a result of capacity reductions combined with the previously announced reductions in management and staff personnel.

Aircraft maintenance materials and outside repairs decreased $92 million, about 29%. We continue to be pleased with the progress we’re making in reducing maintenance costs, and the lower volumes driven by our elimination of the B737 fleet are driving significant savings.

Distribution expenses decreased $66 million, or 36%. While the decrease in revenue this quarter drove significant savings, we saw a much greater improvement in distribution costs than the corresponding reduction in revenue as we continued to successfully target high cost channels, particularly in commissions.

Purchased Services and Other Operating Expenses decreased by a combined $113 million, or about 18%, greater than our capacity reduction, reflecting our continued focus on reducing costs in this challenging environment.

Excluding non-operating fuel hedge impacts, non-operating expense was $121 million for the quarter, $8 million higher than a year ago and about $6 million above our guidance. While relatively flat year-over-year, there were two major moving parts within the numbers:

First — While interest expense improved by $13 million on lower debt levels and lower interest rates, interest income declined by $41 million on lower rates and lower average cash balances.

Second — The strengthening of the dollar during the quarter caused us to record $7 million in foreign exchange gains compared to a $20 million loss last year, improving expense by $27 million.

Q7:	When does United begin discussions with its U.S. labor unions on collective bargaining agreements?

A7:	United and each of its unions began the process of crafting mutually beneficial, revised labor agreements in early April 2009, ahead of when they become amendable in January 2010. The decision to begin discussions in April 2009 was based upon commitments made between the parties in the existing collective agreements. Updates and information on negotiations can be found on United’s negotiations web site, at www.unitednegotiations.com.

Q8:	In prior quarters, United has provided revenue adjustments associated with the change in accounting for Mileage Plus revenues. Why is this adjustment no longer provided?

A8:	United has suspended its practice of disclosing the impact of fresh start accounting on earnings, and as a result, is no longer disclosing the impact of the change in accounting for Mileage Plus revenues. While the company believes that its accounting for frequent flyer revenues is the most economically representative method, much of the industry accounts for frequent flyer revenue differently, generally resulting in lower balance sheet liabilities and higher revenue recognition for current ticket sales compared to United. As a result, United revenues will continue to be negatively impacted when compared to peers; however, the year-over-year change in the effect of the accounting treatment has significantly diminished as the impact of the 2007 expiration change from 36 to 18 months has moved out of the year-over-year comparison period.

Q9:	United has adjusted 2008 interest expense. What was the driver behind this adjustment?

A9:	The FASB issued accounting guidance in May 2008 that is effective for fiscal years beginning after December 15, 2008 (referred to as FSP APB 14-1). This new guidance primarily relates to convertible debt that includes a cash settlement option and requires retrospective application to prior period financial statements to the extent the debt was outstanding in those periods. The primary effect of FSP APB 14-1 is to require the company to record a debt discount equal to the difference between the issuance date fair value of the debt without the conversion option and the proceeds received upon debt issuance. The debt discount amortization results in incremental non-cash interest expense in years 2006 through 2011. This change increased first quarter 2008 interest expense by $12 million, and increased first quarter 2009 interest expense by $13 million. For the full year, the adjustment increases 2008 interest expense by $48 million and 2009 interest expense by $55 million. All incremental interest expense impacts resulting from FSP APB 14-1 are non-cash changes and as a result have no impact on our financial covenant calculations.

Q10:	Does the company expect to record income tax provisions or credits in 2009?

A10:	Due to the application of accounting guidance issued by FASB for fiscal years beginning after Dec. 15, 2008 (referred to as FAS 141R) which changes the accounting treatment related to tax provisions in purchase accounting, the company expects to offset, through net income, future tax provisions or credits with changes to the valuation allowance. As a result of this treatment, the company expects to record a net zero tax rate, even in periods of profit, until such time as the valuation allowance is consumed or reversed. There may, from time to time, be modest impacts to income tax as a result of special or unusual charges, or as a result of items impacting Other Comprehensive Income. As a result of the company’s significant Net Operating Loss balance, the company carries a $3.0 billion valuation allowance as of March 31, 2009.

CONSOLIDATED NOTES (UNAUDITED)
(1)	UAL Corporation (“UAL” or the “Company”) is a holding company whose principal subsidiary is United Air Lines, Inc. (“United”).

(2)	On January 1, 2009, the Company adopted FASB Staff Position APB 14-1: Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate resulting in additional non-cash interest expense. FSP APB 14-1 requires retrospective application. The Company has two debt instruments with a combined principal amount of approximately $875 million that are impacted by FSP 14-1. The following financial statement line items for the three months ended March 31, 2008 were affected by the adoption of this new accounting standard:

(In millions, except per share)	As Reported	As Adjusted	Effect of Change
Interest expense	$(135)	$(147)	$(12)
Nonoperating expense	(101)	(113)	(12)
Loss before income taxes and equity in earnings of affiliates	(542)	(554)	(12)
Net loss	(537)	(549)	(12)
Loss per share, basic and diluted	(4.45)	(4.55)	(0.10)
In addition, the Company adopted FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities (“EITF 03-6-1”) effective January 1, 2009, which also requires retrospective application. EITF 03-6-1 clarifies that instruments granted in share-based payment transactions that are considered to be participating securities prior to vesting should be included in the earnings allocation under the two-class method of calculating earnings per share. The Company determined that its previously granted restricted shares are participating securities because the restricted shares participate in dividends. However, the impact of these shares was not included in the common shareholder basic loss per share computation for the three months ended March 31, 2009 or 2008, because of losses in these periods.
(3)	United has contractual relationships with various regional carriers to provide regional jet and turboprop service branded as United Express. Under these agreements, United pays the regional carriers contractually agreed fees for crew expenses, maintenance expenses and other costs of operating these flights. These costs include aircraft rents of $107 million and $104 million for the three months ended March 31, 2009 and 2008, respectively, which are included in regional affiliate expense in our Statements of Consolidated Operations.

(4)	UAL’s results of operations include aircraft fuel expense for both United mainline jet operations and regional affiliates. Aircraft fuel expense incurred as a result of the Company’s regional affiliates’ operations is reflected in Regional affiliates operating expense. In accordance with UAL’s agreement with its regional affiliates, these costs are incurred by the Company. Fuel hedging gains or losses are not allocated to Regional affiliates fuel expense.
Year-Over-Year Impact of Fuel Expense
United Mainline and Regional Affiliate Operations

	Three Months Ended
	March 31,		%
(In millions, except per gallon)	2009	2008	Change
Total mainline fuel expense	$799	$1,575	(49.3)
Exclude impact of non-cash, net mark-to-market (“MTM”) gains	191	30	NM

Mainline fuel expense excluding MTM gains	990	1,605	(38.3)
Add: Regional affiliates fuel expense	164	278	(41.0)

Consolidated fuel expense excluding MTM gains	1,154	1,883	(38.7)
Exclude impact of fuel hedge settlements	(242)	12	—

Consolidated fuel expense excluding hedge impacts (a)	912	1,895	(51.9)
Less: net adjustment to arrive at cash fuel expense (b)	(8)	(9)	(11.1)

Cash fuel expense (a)	$904	$1,886	(52.1)

Mainline fuel consumption (gallons)	470	556	(15.5)
Mainline average jet fuel price per gallon (in cents)	170.0	283.3	(40.0)
Mainline average jet fuel price per gallon excluding impact of non-cash MTM gains (in cents)	210.6	288.7	(27.1)

Regional affiliates fuel consumption (gallons)	92	92	—
Regional affiliates average jet fuel price per gallon (in cents)	178.3	302.2	(41.0)
(a)	See Note 6 for further information related to fuel hedging and non-GAAP measures.
(b)	Net adjustment for cash paid for fuel hedge settlements during the period and related collateral returned during the period. Collateral amounts include only the collateral change associated with contract settlements.
(5)	The table below sets forth certain operating statistics by geographic region and the Company’s mainline, regional affiliates and consolidated operations:

(% change from prior year)						Regional
Three Months Ended March 31, 2009	Domestic	Pacific	Atlantic	Latin	Mainline	Affiliates	Consolidated
Passenger revenues	(21.6)	(30.1)	(20.6)	(33.0)	(23.8)	(7.8)	(21.1)
ASM	(12.8)	(16.5)	(8.3)	(16.7)	(13.1)	5.2	(11.3)
RPM	(12.2)	(21.8)	(13.7)	(21.1)	(15.1)	4.5	(13.2)
PRASM	(10.1)	(16.3)	(13.4)	(19.6)	(12.3)	(12.4)	(11.1)
Yield [a]	(14.3)	(4.6)	(3.6)	(9.0)	(10.4)	(11.8)	(9.2)
Load factor (points)	0.6	(5.0)	(4.4)	(4.2)	(1.7)	(0.5)	(1.7)

[a]	Yields for geographic regions exclude charter revenue, industry reduced fares, passenger charges and related revenue passenger miles.

CONSOLIDATED NOTES (UNAUDITED)
(6)	The Company incurred special operating charges related to lease terminations during the three months ended March 31, 2009. In addition, the Company recorded unusual and/or infrequent items related to severance, employee benefits and depreciation and amortization, as noted below. Collectively, these charges are identified as “special items and other charges” in the Regulation G reconciliations below. The Company also adjusts certain of its financial statement items and measures of financial performance to primarily present the impacts of its fuel hedging on an “economic” basis. Items calculated on an “economic” basis consist of gains or losses for derivative instruments that settled in the current accounting period, but were recognized in a prior period in GAAP results, and changes in market value for derivatives that will be settled in a future period. These charges are identified as “non-cash, net mark-to-market gains (losses)” in the Regulation G reconciliations below. These special items and other charges and non-cash, net mark-to-market adjustments are as follows:

	Three Months Ended
	March 31,
(In millions)	2009	2008	Income Statement Classification
Lease termination	$9	$—
Intangible impairment	110	—

Special operating items	119	—	Asset impairments and special items

Severance	(5)	—	Salaries and related costs
Employee benefit charges	(32)	6	Salaries and related costs
Accelerated depreciation related to aircraft groundings	22	—	Depreciation and amortization

Total other charges	(15)	6

Total special items and other charges	$104	$6

Operating non-cash, net mark-to-market gains	(191)	(30)	Aircraft fuel

Total operating impact	$(87)	$(24)

Non-operating non-cash, net mark-to-market gains	(72)	—	Miscellaneous, net

Pre-tax impairments and other charges	(159)	(24)
Income tax benefit on impairments and other charges	(38)	—	Income tax benefit

Impairments and other charges, net of tax	$(197)	$(24)

Total fuel hedge adjustment	$(263)	$(30)

Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. The Company also believes that adjusting for special items, and other items unusual or infrequent in nature, is useful to investors because they are non-recurring items not indicative of the Company’s on-going performance. The Company does not apply cash flow hedge accounting. The Company believes that the net fuel hedge adjustments provide management and investors with a better perspective of its performance and comparison to its peers because the adjustments reflect the economic fuel cost during the periods presented and many of our peers apply SFAS 133 cash flow hedge accounting.
The tables below set forth the reconciliation of GAAP and non-GAAP financial measures for certain operating statistics that are used in determining key indicators such as adjusted passenger revenue per revenue passenger mile (“Yield”), operating revenue per available seat mile (“RASM”), operating expense per available seat mile (“CASM”), operating margin and net income (loss).

	Three Months Ended
	March 31,		%
	2009	2008	Change
[a] Yield (In millions)
Mainline
Passenger — United Airlines	$2,701	$3,545	(23.8)
Less: industry reduced fares and passenger charges	(9)	(10)	(10.0)

Mainline adjusted passenger revenue	$2,692	$3,535	(23.8)

Mainline revenue passenger miles	22,872	26,927	(15.1)
Adjusted mainline yield (in cents)	11.77	13.13	(10.4)

Consolidated
Consolidated passenger revenue	$3,360	$4,260	(21.1)
Less: industry reduced fares and passenger charges	(9)	(10)	(10.0)

Consolidated adjusted passenger revenue	$3,351	$4,250	(21.2)

Consolidated revenue passenger miles	25,808	29,736	(13.2)
Adjusted consolidated yield (in cents)	12.98	14.29	(9.2)

[b] RASM (In millions)
Mainline
Consolidated operating revenues	$3,691	$4,711	(21.7)
Less: Passenger — Regional Affiliates	(659)	(715)	(7.8)

Mainline operating revenues	$3,032	$3,996	(24.1)

Mainline available seat miles	29,991	34,528	(13.1)
Mainline RASM (in cents)	10.11	11.57	(12.6)

[c] CASM (In millions)
Mainline
Consolidated operating expenses	$3,973	$5,152	(22.9)
Less: Regional affiliates	(671)	(779)	(13.9)

Mainline operating expenses	$3,302	$4,373	(24.5)

Mainline available seat miles	29,991	34,528	(13.1)
Mainline CASM (in cents)	11.01	12.67	(13.1)

Mainline operating expenses	$3,302	$4,373	(24.5)
Add (less): special items and other charges and non-cash, net mark-to-market gains	87	24	262.5

Adjusted mainline operating expense	$3,389	$4,397	(22.9)

Adjusted mainline CASM (in cents)	11.30	12.73	(11.2)

Adjusted mainline operating expense	$3,389	$4,397	(22.9)
Less: mainline fuel expense (excluding non-cash, net mark-to-market gains)	(990)	(1,605)	(38.3)

Adjusted mainline operating expense	$2,399	$2,792	(14.1)

Adjusted mainline CASM (in cents)	8.00	8.09	(1.1)

Adjusted mainline operating expense	$2,399	$2,792	(14.1)
Add (less): profit sharing programs (i)	(12)	1	—

Adjusted mainline operating expense	$2,387	$2,793	(14.5)

Adjusted mainline CASM (in cents)	7.96	8.09	(1.6)

CONSOLIDATED NOTES (UNAUDITED)

	Three Months Ended
	March 31,		%
	2009	2008	Change
Consolidated
Consolidated operating expenses	$3,973	$5,152	(22.9)
Add (less): special items and other charges and non-cash, net mark-to-market gains	87	24	262.5

Adjusted consolidated operating expenses	$4,060	$5,176	(21.6)

Consolidated available seat miles	34,073	38,409	(11.3)
Adjusted consolidated CASM (in cents)	11.92	13.48	(11.6)

Adjusted consolidated operating expenses	$4,060	$5,176	(21.6)
Less: consolidated fuel expense (excluding non-cash, net mark-to-market gains)	(1,154)	(1,883)	(38.7)

Adjusted consolidated operating expenses	$2,906	$3,293	(11.8)

Adjusted consolidated CASM (in cents)	8.53	8.57	(0.5)

Adjusted consolidated operating expenses	$2,906	$3,293	(11.8)
Add (less): profit sharing programs (i)	(12)	1	—

Adjusted consolidated operating expenses	$2,894	$3,294	(12.1)

Adjusted consolidated CASM (in cents)	8.49	8.58	(1.0)

[d] Operating Margin (In millions)
Consolidated operating loss	$(282)	$(441)	(36.1)
Less: special items and other charges and net operating fuel hedge adjustments	(87)	(24)	262.5

Adjusted operating loss	$(369)	$(465)	(20.6)

Consolidated operating revenues	$3,691	$4,711	(21.7)
Operating loss (percent)	(7.6)	(9.4)	1.8	pt.
Adjusted operating loss (percent)	(10.0)	(9.9)	(0.1	) pt.

[e] Pre-tax loss (In millions)
Loss before income taxes and equity in earnings of affiliates	$(412)	$(554)	(25.6)
Less: special items and other charges and net operating fuel hedge adjustments	(87)	(24)	262.5
Less: non-operating fuel hedge adjustments	(72)	—	—

Adjusted pre-tax loss	$(571)	$(578)	(1.2)

Pre-tax loss (percent)	(11.2)	(11.8)	0.6	pt.
Adjusted pre-tax loss (percent)	(15.5)	(12.3)	(3.2	) pt.

[f] Net loss (In millions)
Net loss	$(382)	$(549)	(30.4)
Less: special items and other charges and net operating fuel hedge adjustments	(87)	(24)	262.5
Less: non-operating fuel hedge adjustments	(72)	—	—
Less: income tax benefit (ii)	(38)	—	—

Adjusted net loss	$(579)	$(573)	1.0

[g] Loss per share (Basic and diluted)
Loss per share — GAAP	$(2.64)	$(4.55)	(42.0)
Add: special operating items and other charges (iii)	0.46	0.06	NM
Less: net fuel hedge adjustments	(1.82)	(0.25)	NM

Loss per share excluding special operating items and other charges and net fuel hedge adjustments	$(4.00)	$(4.74)	(15.6)

[h] Operating cash flow (In millions)
Operating cash flow	$426	$(80)	—
Less: capital expenditures	(79)	(119)	(33.6)

Free cash flow	$347	$(199)	—

(i)	Does not include expense related to share-based compensation.

(ii)	The Company’s tax benefit in the three months ended March 31, 2009 primarily related to impairments and special items. These tax benefits included $38 million in the three months ended March 31, 2009.

(iii)	Includes related tax benefits.

UAL CORPORATION AND SUBSIDIARY COMPANIES
(Mainline and Regional Affiliates (a))

	Three Months Ended
	March 31,		%
	2009	2008	Change
Revenue passengers (In thousands)
Mainline	13,146	15,250	(13.8)
Regional affiliates	5,522	5,731	(3.6)

Consolidated	18,668	20,981	(11.0)

Revenue passenger miles — RPM (In millions)
Mainline	22,872	26,927	(15.1)
Regional affiliates	2,936	2,809	4.5

Consolidated	25,808	29,736	(13.2)

Available seat miles — ASM (In millions)
Mainline	29,991	34,528	(13.1)
Regional affiliates	4,082	3,881	5.2

Consolidated	34,073	38,409	(11.3)

Passenger load factor (percent)
Mainline	76.3	78.0	(1.7	) pt.
Regional affiliates	71.9	72.4	(0.5	) pt.
Consolidated	75.7	77.4	(1.7	) pt.

Consolidated operating breakeven passenger load factor (percent)	82.1	85.5	(3.4	) pt.

Passenger revenue per passenger mile — Yield (cents) (See Note 6[a])
Mainline adjusted	11.77	13.13	(10.4)
Regional affiliates	22.45	25.45	(11.8)
Consolidated adjusted	12.98	14.29	(9.2)

Passenger revenue per available seat mile — PRASM (cents)
Mainline	9.01	10.27	(12.3)
Regional affiliates	16.14	18.42	(12.4)
Consolidated	9.86	11.09	(11.1)

Operating revenue per available seat mile — RASM (cents) (See Note 6[b])
Mainline	10.11	11.57	(12.6)
Regional affiliates	16.14	18.42	(12.4)
Consolidated	10.83	12.27	(11.7)

Operating expense per available seat mile — CASM (cents) (See Note 6[c])
Mainline	11.01	12.67	(13.1)
Mainline excluding special items, other charges and non-cash, net mark-to-market gains	11.30	12.73	(11.2)
Mainline excluding special items, other charges, non-cash, net mark-to-market gains and fuel	8.00	8.09	(1.1)
Mainline excluding special items, other charges, non-cash, net mark-to-market gains, fuel and profit sharing programs	7.96	8.09	(1.6)
Regional affiliates	16.44	20.07	(18.1)
Consolidated	11.66	13.41	(13.0)
Consolidated excluding special items, other charges and non-cash, net mark-to-market gains	11.92	13.48	(11.6)
Consolidated excluding special items, other charges, non-cash, net mark-to-market gains and fuel	8.53	8.57	(0.5)
Consolidated excluding special items, other charges, non-cash, net mark-to-market gains, fuel and profit sharing programs	8.49	8.58	(1.0)

Mainline unit earnings (loss) (in cents) (b)	(0.90)	(1.10)	(18.2)
Mainline unit earnings excluding special items, other charges, non-cash, net mark-to-market gains, fuel and profit sharing programs (in cents) (b)	2.15	3.48	(38.2)

Number of aircraft in operating fleet at end of period
Mainline	396	460	(13.9)
Regional affiliates	286	275	4.0

Consolidated	682	735	(7.2)

Other Statistics
Mainline average price per gallon of jet fuel (cents)	170.0	283.3	(40.0)
Mainline average price per gallon of jet fuel excluding non-cash, net mark-to-market (gains) losses (cents)	210.6	288.7	(27.1)
Mainline average full-time equivalent employees (thousands)	44.8	52.5	(14.7)
Mainline ASMs per equivalent employee — productivity (thousands)	669	658	1.7
Average stage length (in miles)
Mainline	1,409	1,414	(0.4)
Regional affiliates	471	453	4.0
Mainline fleet utilization (in hours and minutes)	10:24	10:43	(3.0)

(a)	Mainline includes United Air Lines, Inc. scheduled and chartered jet operations. Regional affiliates include operations from regional carriers with whom the Company has entered into capacity purchase agreements to provide jet and turboprop operations branded as United Express.

(b)	Unit earnings are calculated as RASM minus CASM.